Issuer Free Writing Prospectus dated June 20, 2025.

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended.

Related to Preliminary Prospectus dated June 13, 2025,

Registration Statement No. 333-287408

FREE WRITING PROSPECTUS UPTREND HOLDINGS LIMITED JUNE 2025 BUILDING THE FUTURE, LAYING THE FOUNDATION Issuer Free Writing Prospectus dated June 18, 2025. Filed pursuant to Rule 433 of the Securities Act of 1933, as amended. Related to Preliminary Prospectus dated June 13, 2025, Registration Statement No. 333 - 287408

This presentation relates to the proposed public offering of the ordinary shares, par value of US $ 0 . 0001 per share (the “Offering”) of Uptrend Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”) . This presentation has been prepared by the Company solely for informational purposes . The information included herein in this presentation has not been independently verified . No representations, warranties or undertakings, express or implied, are made by the Company or any of its affiliates, advisers or representatives or the underwriters as to, and no reliance should be placed upon, the accuracy, fairness, completeness or correctness of the information or opinions presented or contained in this presentation . By viewing or accessing the information contained in this presentation, you acknowledge and agree that none of the Company or any of its affiliates, advisers or representatives or the underwriters accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in this presentation or otherwise arising in connection with the presentation . The information presented or contained in this presentation is subject to change without notice and its accuracy is not guaranteed . None of the Company or any of its affiliates, advisers or representatives or the underwriters make any undertaking to update any such information subsequent to the date hereof . This presentation should not be construed as legal, tax, investment or other advice . This presentation highlights basic information about the Company and the offering to which this presentation relates . As this is a summary, it may not include all the details you should take into account before investing in our securities . The Company has filed a registration statement on Form F - 1 with the SEC relating to the Offering in the United States, but the registration statement has not yet become effective . The Offering to be made in the United States will be made solely on the basis of the information contained in the prospectus included in such registration statement, as amended . Any decision to purchase the Company’s securities in the Offering should be made solely on the basis of the information contained in the prospectus . Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our Company and the offering . You may get these documents for free by visiting EDGAR on the SEC website at https : //www . sec . gov/Archives/edgar/data/ 2046370 / 000121390025054225 /ea 0221953 - 12 . htm FREE WRITING PROSPECTUS STATEMENT

This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation in such jurisdiction . No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever . Specifically, these materials do not constitute a “prospectus” within the meaning of the U . S . Securities Act of 1933 , as amended, and the regulations enacted thereunder . This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the Offering . Any decision to purchase the Company’s securities in the Offering should be made solely on the basis of the information contained in the prospectus relating to the Offering . The Company currently reports financial results under U . S . GAAP . The preparation of our consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs and expenses . We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances . We evaluate our estimates and assumptions on an ongoing basis . Our actual results may differ from these estimates . Please refer to the prospectus where necessary for a description of our significant accounting policies . FREE WRITING PROSPECTUS STATEMENT

This presentation contains market and industry data related statements that reflect the Company’s intent, beliefs or current expectations about the future . These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” or words of similar meaning . These forward - looking statements are not guarantees of future performance and are based on a number of assumptions about the Company’s operations and other factors, many of which are beyond the Company’s control, and accordingly, actual results may differ materially from these forward - looking statements . These forward - looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by those statements . Caution should be taken with respect to such statements, and you should not place undue reliance on any such forward - looking statements . The Company or any of its affiliates, advisers or representatives or the underwriters has no obligation and does not undertake to revise forward - looking statements to reflect newly available information, future events or circumstances . FORWARD - LOOKING STATEMENT

OFFER SUMMARY Uptrend Holdings Limited Issuer Nasdaq Capital Market: UPX Ticker 13,500,000 Ordinary Shares Pre - offering shares Outstanding 1,500,000 Ordinary Shares (or 1,725,000 Ordinary Shares if the Underwriters exercise their over - allotment option in full) Share Offered Between $4 - $5 per share Proposed Price Range US$6,000,000 (or US$6,900,000 if the Underwriters exercise their over - allotment option in full), assumed on the IPO price of US$4, the low end of the price range. Gross Proceed (i) 50% for acquisition of additional machineries (ii) 30% for expansion of workforce (iii) 20% for enhancing our safety training program Use of Proceeds Each of our officers, directors, and holders of more than 5% of the Company’s securities have agreed with the Underwriters not to sell any Ordinary Shares for a period of six (6) months from the effective date of the registration statement Lock - up Agreements Cathay Securities, Inc. Underwriter

CORPORATE STRUCTURE Pulse Success Limited (BVI) Other Existing Shareholders Public Shareholding Uptrend Holdings Limited (Cayman Islands) Uptrend Investment Development Limited (BVI) Uptrend Construction & Engineering Limited (Hong Kong) 100% 100% Pre - IPO: 78.5% Post - IPO: 70.65% Pre - IPO: 21.5% Post - IPO: 19.35% Pre - IPO: 0% Post - IPO: 10%

COMPANY OVERVIEW INTRODUCTION Specialization: Civil engineering services and soil/rock transportation for public and private sector construction projects. Mission: To provide construction contribute to development. high - quality, sustainable solutions that infrastructure services Hong and Kong’s Vision: To become a leading subcontractor in the construction industry, known for innovation, reliability, and sustainability . Founding and Leadership ワ • Inception : Operating Subsidiary established on April 1 , 2015 ; Uptrend Holdings Limited incorporated on October 3 , 2024 . • Founder : Mr . Chan Sum Yuen, with over a decade of experience in the construction industry . Operational Scale ワ • Employees : 75 full - time employees as of September 30 , 2024 .

1 ESTABLISHED TRACK RECORD IN HONG KONG • 9+ years of expertise in civil engineering & soil/rock transportation. • Trusted by leading property developers • High customer retention & referral - driven growth 4 TIMELY PROJECT DELIVERY • No liquidated damages charged by clients (for the 6 months ended Sep 2024 and FY2023 and FY2024). • Proactive progress management with extra labor/machinery. 5 EXPERIENCED LEADERSHIP • CEO Mr. Chan Sum Yuen: 10+ years in HK construction, managing major infrastructure projects. • Team with tertiary education/professional qualifications. 2 OWN FLEET OF MACHINERY & VEHICLES • 8 industrial machines (excavators) + 13 tipper trucks (as of Sep 2024). • Faster deployment, lower subcontractor reliance vs competitors . OUR COMPETITIVE STRENGTHS 3 STRINGENT QUALITY & SAFETY SYSTEMS • No material disputes or regulatory violations (for the 6 months ended Sep 2024 and FY2023 and FY 2024). • In - house servicing team ensures operational efficiency.

BUSINESS MODEL AND REVENUE STREAMS Business Model • Type: Subcontractor model. • Value Creation: Delivering civil engineering services and soil/rock transportation solutions to main contractors in public and private sector projects. Revenue Streams: • Civil Engineering Services: Accounted for 46% of FY2024 revenue. • Soil and Rock Transportation: Accounted for 54% of FY2024 revenue

CIVIL ENGINEERING WORKS – SITE FORMATION Scope of Work: SOIL AND ROCK TRANSPORTATION SERVICES Scope of work: • Handling, loading and transport of • Accommodate buildings or other facilities which will be constructed within the area of land • Form the land to the required orientation, shape or levels • Provide the required support infrastructures, including access roadways, drainage and related services • Clearance of construction site • Demolition of existing structures, reduction and stabilization of existing slopes • Construction of roads and drainage network • Establishment of fill tank for the storage of public fill materials arising from construction activities CORE PRODUCTS AND SERVICES excavated materials • Disposal at relevant government waste disposal facilities such as landfills, sorting facilities or public fill reception facilities • Public fill reception facilities SELLING PROPOSITION • Ownership of an in - house fleet of 8 industrial machines and 13 tipper trucks as of September 30, 2024, ensuring timely and cost - effective project execution. ACHIEVEMENTS • Successfully delivered 7 civil engineering projects and 2 soil/rock transportation projects during the six months ending September 30, 2024.

MAJOR LICENSES AND CERTIFICATIONS ISO 9001:2015 • Certified Quality Management System • Ensures consistent project delivery to client specifications ISO 14001:2015 • Certified Environmental Management • Minimizes ecological impact of construction operations ISO 45001:2018 • Occupational Health & Safety Standard • Ensure safe and healthy working environment

MARKET OPPORTUNITY OVERVIEW Total Addressable Market (TAM): • Hong Kong’s construction market is valued at US$77.8 billion (Q4 2024) , with 9.4% real growth year - on - year. Market Growth Rate and Trends (CAGR): • Sustained growth driven by government - funded infrastructure projects, public housing, private residential units and urban renewal initiatives .

MARKET OPPORTUNITY OVERVIEW Key Market Drivers: • Northern Metropolis Development (investment of HK$224 billion ). • Urban renewal programs targeting over 28,000 aging buildings by 2046. • According to Longer Term Housing Strategy Annual Progress Report 2022 , the Hong Kong government target to supply 301 , 000 public housing units and 129 , 000 private housing units over the next decade .

MARKET COMPETITION ANALYSIS Key Competitors: • Over 1,558 registered contractors in Hong Kong under the “Structural and Civil Works” category. SWOT Analysis: • Strengths: Established reputation, in - house fleet, and experienced leadership. • Weaknesses: Limited geographic presence outside Hong Kong. • Opportunities: Government investment in large - scale infrastructure projects. • Threats: Intensifying competition and fluctuating raw material costs. Competitive Advantages: • Proven track record of timely project delivery. • High customer retention due to stringent quality control measures.

INVESTMENT HIGHLIGHTS ESTABLISHED EXPERTISE: Over 9 years of operating history in Hong Kong’s construction industry. STRONG MARKET POSITION: Registered Specialist Trade Contractor with the Construction Industry Council. HIGH GROWTH POTENTIAL : Revenue grew by 217 . 7 % in FY 2024 , driven by the increasing number of projects we were involved in . EXPERIENCED LEADERSHIP: Led by a team of seasoned professionals with deep industry experience.

PROFITABILITY ENHANCEMENT STRATEGIES 1. Workforce & Machinery Expansion • Hiring: Additional project managers to monitor quality & scale operations. • Machinery: Acquire more excavators/drills to reduce leasing costs + improve tender accuracy. 3. Target Large & Profitable Projects • Focus on high - margin foundation works (e.g., public sector tenders). • Strengthen relationships with developers/main contractors. 2. Safety Training with AI Integration • AI - driven hazard analysis + hands - on workshops. • Goal: Zero accidents, enhanced operational efficiency. 4. Active Marketing • Launch website + industry ads. • Build business development team to diversify client base.

FINANCIAL HIGHLIGHT REVENUE BREAKDOWN USD 1,813,564

Net Income Gross Profit Revenue 1,064,302 1,821,960 5,762,307 FY 2024 492,403 663,234 1,813,546 FY 2023 116.1% 174.7% 217.7% CHANGE FINANCIAL HIGHLIGHT

OUR COMPANY TEAM Chairman, CEO, and Executive Director Mr. Chan Sum Yuen » Founder of Uptrend Construction & Engineering Limited (2015) » Over 10 years of experience in civil engineering and project management » Holds Master’s degrees in Civil Infrastructure Engineering and Management » Member of the Institution of Civil Engineers (UK); Chartered Engineer Chief Financial Officer and Executive Director Mr. But Kar Lin Marco » Appointed as director and CFO in 2024 » Qualified accountant, member of HKICPA » Over 9 years of experience in the field of auditing, accounting and financial management » Holds a Bachelor’s degree in Business Administration majoring in Professional Accounting and Information Systems

OUR COMPANY TEAM Independent Non - Executive Director Prof. Ng Wang Wai Charles » Vice - President at The Hong Kong University of Science and Technology (Guangzhou) » Dean of the HKUST Fok Ying Tung Graduate School and CLP Holdings Professor of Sustainability and Chair Professor in the Department of Civil and Environmental Engineering at HKUST » Global authority in unsaturated soil mechanics and eco - geotechnical engineering Independent Non - Executive Director Mr. Au Pak Lun Patrick » A member of the Hong Kong Institute of Certified Public Accountants » Over 15 years or experience in global corporate structuring solutions for listed companies and mergers and acquisitions » Has held executive roles in multiple HK and U.S. - listed companies » Master’s degree in Corporate Governance Independent Non - Executive Director Mr. Mak Chung Pan » Background in interior design and furniture manufacturing » Holds a Professional Diploma in Construction Project Management and Bachelor of Education

UPTREND HOLDINGS LIMITED CONTACT INFORMATION TEL: +852 3563 7050 EMAIL: INFO@UPTRENDCON.COM CONTACT INFORMATION TEL: +1 - 855 - 939 - 3888 EMAIL: SERVICE@CATHAYSECURITIES.COM INVESTOR RELATIONS CONTACT INFORMATION TEL: +852 3708 9490 EMAIL: ENQUIRY@CELESTIAIR.COM INNOVATION CONSTRUCTION FOR FUTURE